Exhibit 99.1

WatchGuard contacts:
Jeff Wenker	Megan Grenter
WatchGuard Technologies, Inc.	LEWIS PR for WatchGuard
206-613-6646	202-349-3775
jeff.wenker@watchguard.com	watchguard@lewispr.com

WatchGuard Technologies to be Acquired by Francisco Partners

Agreement Positions WatchGuard for Continued Growth

Seattle, WA and Menlo Park, CA – July 25, 2006- WatchGuard Technologies, Inc. (Nasdaq: WGRD), a leading provider of Unified Threat Management (UTM) solutions, and Francisco Partners, one of the world’s largest technology-focused private equity funds, announced jointly today that WatchGuard’s board has approved a definitive agreement whereby funds managed by Francisco Partners will, subject to customary closing conditions, acquire all of the outstanding shares of WatchGuard. Under the terms of the agreement, WatchGuard shareholders will receive $4.25 in cash for each share of WatchGuard common stock. The all-cash transaction is valued at approximately $151 million.

“We believe that this transaction is the right decision for our shareholders, customers, partners and employees,” said Ed Borey, chairman and chief executive officer of WatchGuard. “Since I joined the Company two years ago, we have worked to execute a strategy focused on building a stronger, more nimble provider of network security solutions to the small- to medium-sized market. We believe that the transaction we are announcing today represents the successful culmination of that effort.”

“We are very excited about the opportunity to partner with WatchGuard,” commented Ben Ball, managing director of Francisco Partners. “WatchGuard is a leader in the unified threat management appliance industry with a strong reseller and customer base. The Company has made significant investments in new product development efforts that we believe will fuel future growth. We are committed to the Company’s resellers and customers and look forward to further strengthening those relationships.”

The parties anticipate closing the transaction in the fourth calendar quarter of 2006. The closing is subject to approval by holders of a majority of WatchGuard’s outstanding common stock and regulatory and other closing conditions. Certain WatchGuard directors and officers, representing approximately 5.8% of WatchGuard’s outstanding shares, have entered into voting agreements in support of the acquisition.

As previously announced, Wachovia Securities acted as financial advisor to WatchGuard in connection with the transaction.

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About the Transaction

WatchGuard will file a proxy statement and other documents regarding the proposed transaction described in this press release with the Securities and Exchange Commission (SEC). Investors and security holders are advised to read the proxy statement and such other materials when they become available because they will contain important information about the acquisition and WatchGuard. Investors and security holders will be able to obtain a free copy of the proxy statement and any other documents filed by the company from the SEC Web site at www.sec.gov.

WatchGuard’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of WatchGuard in connection with the proposed transaction. Information about the directors and executive officers of WatchGuard is set forth in the proxy statement for WatchGuard’s 2006 annual meeting of shareholders, which was filed with the SEC on March 17, 2006. Investors and security holders may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed transaction when it becomes available.

Webcast Information

A conference call discussing the transaction will be webcast live today, Tuesday July 25, at 5:30 AM Pacific Time/8:30 AM Eastern Time. It may be accessed at WatchGuard’s website at www.watchguard.com under “Investor Relations.” Replays of the webcast can also be accessed at WatchGuard’s website.

The live conference call can be accessed by calling 800-561-2731 (U.S. and Canada) and 617-614-3528 (International). The conference call passcode is 73050863.

Replay of the call may be heard from 7:00 PM Eastern Time July 25 through August 1, 2006. The replay call-in number is 888-286-8010 (U.S. and Canada) and 617-801-6888 (International). The conference call replay passcode is 23885705.

About WatchGuard Technologies, Inc.

WatchGuard provides network security. The company’s Firebox X family of upgradeable appliances delivers the performance, functionality and security strength to meet the needs of organizations of any size. WatchGuard’s Intelligent Layered Security protects against emerging threats and provides the platform to integrate additional services offered by the Company. All WatchGuard products include a LiveSecurity Service subscription for vulnerability alerts, software updates, expert security instruction, as well as individualized and self-help customer care. WatchGuard is headquartered in Seattle, Washington, with offices throughout Europe and Asia.

About Francisco Partners

Francisco Partners is one of the world’s largest technology-focused private equity funds. The firm was founded to pursue structured investments in technology companies undergoing strategic, technological, and operational inflection points. Francisco Partners targets majority and minority investments in private companies, public companies, and divisions of public companies.

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Certain statements in this press release, including statements about the potential benefits of the proposed acquisition to WatchGuard shareholders, customers, partners and employees and about the expected closing of the proposed acquisition and other statements about our plans, objectives, intentions, and expectations are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to known and unknown risks and uncertainties and inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risk that the transaction is not consummated or is not consummated within the expected timeframe, the risk that the expected benefits of the proposed transaction are not realized and the other risks described under “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended March 31, 2006, and in our Securities and Exchange Commission filings from time to time. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release.

WatchGuard, LiveSecurity and Firebox are either registered trademarks or trademarks of WatchGuard Technologies, Inc. in the United States and/or other countries. All other trademarks are the property of their respective owners.